Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Noven Pharmaceuticals, Inc. of our report dated February 12, 2004 relating to the financial statements of Vivelle Ventures LLC, which appears in Noven Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ
November 8, 2004